MANAGEMENT’S REPORTS

Responsibility for Financial Information

Virginia Mines management is responsible for the preparation, integrity and objectivity of the financial statements and other financial information presented in this Annual Report. These financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) and include some amounts that are based on estimates and judgments. Management has determined such amounts on a reasonable basis in order to ensure that the financial statements are presented fairly in all material respects.

Virginia Mines’ policy is to maintain systems of internal accounting, and administrative and disclosure controls reinforced by standards of conduct and ethics set out in written policies to provide reasonable assurance that the financial information is relevant, accurate and reliable, and that assets are appropriately accounted for and adequately safeguarded.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the financial statements. The Board carries out this responsibility principally through its Audit Committee. The Audit Committee is appointed by the Board and is composed of independent outside directors. The Committee meets periodically with management and external auditors to review accounting, auditing and internal control matters. These financial statements have been reviewed and approved by the Board of Directors on the recommendation of the Audit Committee.

The financial statements have been audited by PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., the independent auditors, in accordance with the Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) on behalf of the shareholders. The external auditors have full and free access to the Audit Committee.

Internal Control over Financial Reporting

Virginia Mines’ management is responsible for establishing and maintaining adequate internal control over financial reporting. Virginia Mines’ internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Virginia Mines’ internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of Virginia Mines’ assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of Virginia Mines; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of Virginia Mines’ assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management conducted an evaluation of the effectiveness of Virginia Mines’ internal control over financial reporting based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Based on the evaluation, the management concluded that as February 28, 2010, Virginia Mines’ internal control over financial reporting was effective.

(i)

The effectiveness of the Company’s internal control over financial reporting as at February 28, 2010 has been audited by PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., the independent auditors, as stated in their report which appears herein.

(s) André Gaumond, & CEO	(s) Robin Villeneuve, CFO
André Gaumond	Robin Villeneuve

(ii)

Independent Auditors' Report To the Shareholders of Virginia Mines Inc.	PricewaterhouseCoopers
LLP/s.r.l./s.e.n.c.r.l.
Chartered Accountants
Place de la Cité, Tour Cominar
2640 Laurier Boulevard, Suite 1700
Québec, Quebec
Canada G1V 5C2
Telephone +1 418 522 7001
Facsimile +1 418 522 5663

We have completed integrated audits of Virginia Mines Inc.'s 2010, 2009 and 2008 financial statements and of its internal control over financial reporting as at February 28, 2010. Our opinions, based on our audits, are presented below.

Financial statements

We have audited the accompanying balance sheets of Virginia Mines Inc. as at February 28, 2010 and 2009, and the related statements of earnings (loss), comprehensive income (loss), changes in shareholders' equity and cash flows for each of the years in the three-year period ended February 28, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Company's financial statements as at February 28, 2010 and for each of the years in the three-year period then ended in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at February 28, 2010 and 2009 and the results of its operations and its cash flows for each of the years in the three-year period ended February 28, 2010 in accordance with Canadian generally accepted accounting principles.

Internal control over financial reporting

We have also audited Virginia Mines Inc.'s internal control over financial reporting as at February 28, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying "Management's Report on Internal Control Over Financial Reporting". Our responsibility is to express an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership, or, as the context requires, the PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate legal entity.

(iii)

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at February 28, 2010 based on criteria established in Internal Control – Integrated Framework issued by the COSO.

[1]

Québec, Quebec, Canada
May 14, 2010

1Chartered accountant auditor permit No. 7871

(iv)

Virginia Mines Inc.
(an exploration company)
Balance Sheets

(expressed in Canadian dollars)

	As at February 28,
	2010	2009
	$	$

Assets

Current assets
Cash and cash equivalents	16,365,339	7,633,221
Short-term investments (note 3)	25,308,249	26,536,059
Tax credits for mining exploration and commodity taxes receivable (note 4)	3,262,900	5,301,050
Other amounts receivable	300,262	134,038
Prepaid expenses	59,779	73,647
Derivative financial instrument (note 6)	1,046,210	-

	46,342,739	39,678,015

Long-term investments (note 5)	1,344,666	1,212,000

Property, plant and equipment, at cost less accumulated depreciation of
$82,527 ($71,339 as at February 28, 2009)	111,156	122,689

Mining properties (note 8)	28,938,768	27,074,379

	76,737,329	68,087,083

Liabilities

Current liabilities
Accounts payable and accrued liabilities (note 9)	1,817,508	1,211,983

Deferred royalties (note 10)	1,216,880	-

Shareholders' Equity

Share capital (note 11)	109,664,713	106,162,531
Warrants (note 12)	36,051	26,962
Stock options (note 13)	4,286,205	4,745,715
Contributed surplus	376,949	142,038
Deficit	(41,523,950)	(43,246,993)
Accumulated other comprehensive income (loss)	862,973	(955,153)

	73,702,941	66,875,100

	76,737,329	68,087,083

Commitments (note 19)

Subsequent event (note 20)

The accompanying notes are an integral part of these financial statements.

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Approved by the Board,	(s) André Gaumond,	Director	(s) André Lemire,	Director

Virginia Mines Inc.
(an exploration company)
Statements of Earnings (Loss)

(expressed in Canadian dollars)

	Year ended	Year ended	Year ended
	February 28,	February 28,	February 29,
	2010	2009	2008
	$	$	$
General and administrative expenses
Salaries	835,571	888,207	186,729
Professional and maintenance fees	301,832	500,731	364,658
Management fees (note 15)	-	-	300,000
Rent, office expenses and other	740,821	745,268	1,141,316
Stock-based compensation (note 13)	163,154	972,247	1,295,004
Depreciation of property, plant and equipment	11,188	29,928	17,753
General exploration costs	403,890	308,167	431,187
Grants, credit on duties refundable for loss and refundable tax credit
for resources	(144,180)	(138,190)	(200,925)
Cost of mining properties abandoned or written off (note 8)	1,894,533	2,048,494	611,511
	4,206,809	5,354,852	4,147,233

Other income
Dividends and interest	841,489	1,528,653	1,970,287
Fees invoiced to partners	238,670	919,465	1,107,980
Option payments received in excess of cost of mining properties	18,549	14,238	-
Gain on sale of mining properties (note 8e)	850,299	11,458	6,360,000
Gain on sale of available-for-sale investments	1,088,033	307,792	2,073,639
Gain (loss) on investments held for trading	1,058,604	(129,394)	(5,381,766)
Gain (loss) on investments designated as held for trading	847,159	(306,579)	(94,613)
Other-than-temporary write-down on available-for-sale investments	(192,955)	(1,347,984)	(2,128,034)
	4,749,848	997,649	3,907,493

Earnings (loss) before income taxes	543,039	(4,357,203)	(239,740)

Future income taxes (note 16)	1,180,004	749,153	(146,014)

Net earnings (net loss)	1,723,043	(3,608,050)	(385,754)

Per share (note 17)
Basic net earnings (net loss)	0.059	(0.130)	(0.014)

Diluted net earnings (net loss)	0.058	(0.130)	(0.014)

The accompanying notes are an integral part of these financial statements.

Virginia Mines Inc.
(an exploration company)
Statement of Comprehensive Income (loss)

(expressed in Canadian dollars)

Comprehensive income (loss)
	Year ended	Year ended	Year ended
	February 28,	February 28,	February 29,
	2010	2009	2008
	$	$	$

Net earnings (net loss)	1,723,043	(3,608,050)	(385,754)

Other comprehensive income (loss)
Unrealized gain (loss) on available-for-sale investments, net of related income taxes of $271,187 (recovery of $448,740 in 2009 and
$2,401 in 2008)	2,632,132	(3,795,824)	(12,958)
Reclassification of other-than-temporary declines in value on available-for-sale investments, net of related income taxes of
$19,843 ($144,040 in 2009 and $180,479 in 2008)	127,687	1,048,447	974,273
Reclassification of gains on available-for-sale investments realized upon sale, net of related income taxes of $146,340 (recovery of
$81,677 in 2009 and $324,092 in 2008)	(941,693)	(226,115)	(1,749,537)

	1,818,126	(2,973,492)	(788,222)

Comprehensive income (loss)	3,541,169	(6,581,542)	(1,173,976)

The accompanying notes are an integral part of these financial statements.

Virginia Mines Inc.
(an exploration company)
Statement of Changes in Shareholders' Equity

(expressed in Canadian dollars)

	Year ended	Year ended	Year ended
	February 28,	February 28,	February 29,
	2010	2009	2008
	$	$	$
Share capital (note 11)
Balance - beginning of year	106,162,531	98,204,815	94,447,526
Warrants exercised	-	-	3,088,620
Stock options exercised	1,001,902	204,002	572,027
Acquisition of a mining property	-	4,750,000	99,000
Issuance of shares for cash consideration	3,848,752	4,500,000	-
Share issue expenses (note 14b)	(1,348,472)	(1,496,286)	(2,358)

Balance - end of year	109,664,713	106,162,531	98,204,815

Warrants (note 12)
Balance - beginning of year	26,962	-	261,114
Granted	36,051	26,962	-
Exercised	-	-	(261,114)
Expired	(26,962)	-	-

Balance - end of year	36,051	26,962	-

Stock options (note 13)
Balance - beginning of year	4,745,715	3,966,778	2,895,074
Stock-based compensation	163,154	972,247	1,295,004
Exercised	(414,715)	(80,753)	(219,847)
Cancelled	(207,949)	(112,557)	(3,453)

Balance - end of year	4,286,205	4,745,715	3,966,778

Contributed surplus
Balance - beginning of year	142,038	29,481	26,028
Warrants expired	26,962	-	-
Stock options cancelled	207,949	112,557	3,453

Balance - end of year	376,949	142,038	29,481

Deficit
Balance - beginning of year	(43,246,993)	(39,638,943)	(41,445,011)
Impact of adopting new accounting standards	-	-	2,191,822
Net earnings (net loss)	1,723,043	(3,608,050)	(385,754)

Balance - end of year	(41,523,950)	(43,246,993)	(39,638,943)

Accumulated other comprehensive income (loss)
Balance - beginning of year	(955,153)	2,018,339	-
Impact of adopting new accounting standards	-	-	2,806,561
Other comprehensive income (loss)	1,818,126	(2,973,492)	(788,222)

Balance - end of year	862,973	(955,153)	2,018,339

Deficit and accumulated other comprehensive income (loss) as at February 28, 2010 total $40,660,977 ($44,202,146 as at February 28, 2009).

The accompanying notes are an integral part of these financial statements.

Virginia Mines Inc.
(an exploration company)
Statements of Cash Flows

(expressed in Canadian dollars)

	Year ended	Year ended	Year ended
	February 28,	February 28,	February 29,
	2010	2009	2008
	$	$	$
Cash flows used in operating activities
Net earnings (net loss)	1,723,043	(3,608,050)	(385,754)

Items not affecting cash and cash equivalents
Future income taxes	(1,180,004)	(749,153)	146,014
Other-than-temporary write-down on available-for-sale investments	192,955	1,347,984	2,128,034
Loss (gain) on investments designated as held for trading	(847,159)	306,579	94,613
Loss (gain) on investments held for trading	(1,046,210)	277,320	5,381,766
Gain on sale of available-for-sale investments	(1,088,033)	(307,792)	(2,073,639)
Gain on sale of mining properties	(850,299)	(11,458)	(6,360,000)
Option payments received in excess of cost of mining properties	(18,549)	(14,238)	-
Cost of mining properties abandoned or written off	1,894,533	2,048,494	611,511
Depreciation of property, plant and equipment	11,188	29,928	17,753
Stock-based compensation	163,154	972,247	1,295,004
	(1,045,381)	291,861	855,302

Variation in deferred royalties	1,216,880	-	-

Net change in non-cash working capital items (note 14a)	(461,993)	(810,572)	(962,346)
	(290,494)	(518,711)	(107,044)

Cash flows from financing activities
Issuance of common shares, net of share issue expenses	4,158,832	4,289,455	3,177,328

Cash flows from (used in) investing activities
Disposition of short-term investments	5,271,932	4,917,582	5,694,717
Disposition of long-term investments	417,520	-	-
Reclassification of cash equivalents to long-term investments	-	-	(3,899,387)
Acquisition of mining properties and capitalized exploration costs	(4,547,012)	(14,843,386)	(9,618,429)
Change in credit on duties refundable for loss and refundable tax credit
related to exploration costs	3,580,995	5,180,717	6,973,228
Disposition (acquisition) of property, plant and equipment	345	(117,690)	(39,174)
Option payments received	140,000	60,000	344,472
	4,863,780	(4,802,777)	(544,573)

Net change in cash and cash equivalents	8,732,118	(1,032,033)	2,525,711
Cash and cash equivalents - Beginning of year	7,633,221	8,665,254	6,139,543
Cash and cash equivalents - End of year (note 14c)	16,365,339	7,633,221	8,665,254

Supplemental information (note 14b)

The accompanying notes are an integral part of these financial statements.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

1 Incorporation and nature of operations

The Company, incorporated under the Canada Business Corporations Act, is in the business of acquiring and exploring mining properties. It has not yet determined whether its properties contain ore reserves that are economically recoverable. The recoverability of the amounts shown for mining properties is dependent upon the existence of economically recoverable ore reserves, the ability of the Company to obtain necessary financing to continue the exploration and development of its properties, and upon future profitable production or proceeds from the disposal of properties.

2 Summary of significant accounting policies

Basis of presentation

These financial statements have been prepared in accordance with Canadian generally acepted accounting principles ("GAAP"). Note 22 describes the significant differences of measurement between Canadian GAAP and U.S. GAAP as they relate to the Company. The significant accounting policies, which have been consistently applied, are summarized as follows.

Use of estimates

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported in the financial statements. Those estimates and assumptions also affect the disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses for the reporting periods. Significant estimates include the valuation of credit on duties refundable for loss and the refundable tax credit for resources, future income tax assets and liabilities, the recoverability of short-term investments, longterm investments and mining properties, the valuation of short-term investments, long-term investments and the derivative financial instrument, and the fair value of stock options granted. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, balances with banks and highly liquid short-term investments with original maturities of three months or less at the acquisition date.

Short-term investments

Short-term investments consist primarily of bonds, trust units, convertible debentures and investments in public companies that do not meet the definition of cash and cash equivalents.

Short-term investments that are bonds, trust units or investments in public companies are classified as available-for-sale investments. Convertible debentures and warrants held by the Company are classified as investments held for trading.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Financial instruments

The standards require that financial assets and financial liabilities, including derivative financial instruments, be initially measured at fair value. Subsequent to initial recognition, financial assets and financial liabilities are measured based on their classification : held for trading, available for sale, loans and receivables or other than held-for-trading liabilities.

  Held for trading – Financial assets and financial liabilities required to be classified or designated as held for trading are measured at fair value, with gains, losses and transaction costs recorded in net earnings for the period in which they arise. Section 3855 allows an entity to designate any financial instrument as held for trading on initial recognition or adoption of the accounting standard if reliable fair values are available, even if that instrument would not otherwise satisfy the definition of a security held for trading.
  Available for sale – Financial assets classified as available for sale are measured at fair value. Unrealized gains and losses are recognized directly in other comprehensive income, except for other-than-temporary impairment losses, which are recognized in net earnings. Upon derecognition of the financial asset, the accumulated gains or losses previously recognized in accumulated other comprehensive income are reclassified to net earnings. Transaction costs are added to the carrying amount of the financial instrument.

Available-for-sale securities are reviewed on a regular basis to determine whether there has been a decline in value that is other than temporary. For the purpose of measuring any decline in value, the Company takes into account many facts proper to each investment as well as all the factors that encompass, without being inclusive, a significant or prolonged decline in fair value, important financial distress of the issuer, a breach of contract, an increasing risk of issuer's bankruptcy or restructuration, and disappearance of an active market for the financial asset concerned.

  Loans and receivables – Financial assets classified as loans and receivables are measured at amortized cost using the effective interest method, which corresponds to par value due to their short-term maturity.
  Other than held-for-trading liabilities – Financial liabilities classified as other than held for trading are measured at amortized cost using the effective interest method, which corresponds to par value due to their short-term maturity.

Property, plant and equipment and depreciation

The Company changed its depreciation method for property, plant and equipment assets from a declining balance basis to a straight line basis over their useful lives ranging between five to ten years as a result of a change in the estimated future benefits inherent in the asset and the pattern of consumption of those benefits. This change has been applied prospectively. The impact of this change on the current year results is immaterial.

Mining properties

The Company records its interests in mining properties and areas of geological interest at cost less option payments received and other recoveries. Exploration costs related to these interests and projects are capitalized on the basis of specific claim blocks or areas of geological interest until the mining properties to which they relate are placed into production, sold or abandoned. Management reviews for impairment the carrying amount of mining properties on a regular basis. These costs will be amortized over the estimated useful life of mining properties following commencement of production or written off if the mining properties are sold or projects are abandoned. General exploration costs not related to specific mining properties are expensed as incurred.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Although management has taken actions to verify the ownership rights for mining properties in which the Company owns an interest in accordance with industry standards for the current exploration phase of these properties, these procedures give no assurance to the Company as to title. The title to property may be subject to unrecognized prior agreements and not compliant with regulatory requirements.

Mining properties are reviewed for impairment when changes in circumstances suggest their carrying value has become impaired. Where conditions suggest impairment, management assesses whether carrying value can be recovered by determining fair value without first performing a test for recoverability given that the Company has insufficient information about its mining properties to estimate future cash flows. When it is determined that mining property is impaired, it is written down to its estimated fair value.

Credit on duties refundable for loss and refundable tax credit for resources

The Company is entitled to a credit on duties refundable for loss under the Mining Duties Act.This credit on duties refundable for loss on mining exploration expenses incurred in the province of Quebec at a rate of 12% has been applied against the costs incurred.

Furthermore, the Company is entitled to a refundable tax credit for resources for mining companies on qualified expenditures incurred. The refundable tax credit for resources may reach 38.75%. This tax credit has been applied against the costs incurred.

Asset retirement obligations

The Company follows the recommendations of the Canadian Institute of Chartered Accountants ("CICA") in accounting for asset retirement obligations. In accordance with these recommendations, the fair values of asset retirement obligations are recorded as liabilities on a discounted basis with a credit-adjusted, risk-free interest rate when they are incurred. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities will be accreted for the change in their present value and the initial capitalized costs will be depleted and amortized over the useful lives of the related assets. As at February 28, 2010, the Company has no asset retirement obligations.

Share capital and flow-through shares

Shares issued pursuant to flow-through financing agreements and for the acquisition of mining properties are recorded at their fair market value. Upon the acquisition of mining properties, the carrying value may exceed the tax basis since the Company renounces the deductions in favour of the investors concerned. Future income taxes arising from the difference between the carrying amount and the tax basis are recorded as share issue expenses.

Share issue expenses and future income taxes arising from the difference between the carrying value and the tax basis of exploration costs are applied against share capital.

Income taxes

The Company provides for income taxes using the liability method. Under this method, future income tax assets and liabilities are determined based on deductible or taxable temporary differences between financial statement values and tax values of assets and liabilities using enacted or substantively enacted income tax rates expected to be in effect for the period in which the differences are expected to reverse.

The Company establishes a valuation allowance against future income tax assets if, based on available information, it is more likely than not that some or all of the future income tax assets will not be realized.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Basic and diluted earnings per share

Basic earnings per share are calculated using the weighted average number of participating shares outstanding during the year.

Diluted earnings per share are calculated using the weighted average number of participating shares outstanding during the year, plus the effects of dilutive potential participating shares outstanding during the year. The calculation of diluted earnings per share is made using the treasury stock method, as if all dilutive potential shares had been issued at the later of the beginning of the year or the date of issuance, as the case may be, and as if the funds obtained thereby had been used to purchase participating shares of the Company at the average quoted market value of the participating shares during the year.

Stock-based compensation plan

The Company has established a stock-based compensation plan, which is described in note 13. Any consideration received from plan members upon the exercise of stock options is credited to share capital. The Company accounts for compensation costs for all forms of stock-based compensation awarded to employees and non-employees, including stock options, using a fair valuebased method.

Foreign currency transactions

Transactions denominated in foreign currencies are translated into Canadian dollars as follows: monetary assets and liabilities are translated at the exchange rate in effect at the balance sheet date and revenues and expenses are translated at the average exchang rate for the year. Non-monetary assets and liabilities are translated at historical rates.

New accounting standards

In June 2009, the Canadian Accounting Standards Board ("AcSB") issued amendments to Section 3862, Financial Instruments - Disclosures, to improve disclosure requirements on fair value measurement and liquidity risk. The amendments are effective for the Company's February 28, 2010 annual financial statements. As the amendments only concern disclosure requirements, they did not have a significant impact on the Company's results or financial position. The additional disclosures are included in note 7.

In June 2009, the AcSB issued amendments to Section 3855, Financial Instruments - Recognition and Measurement, to require reversal of previously recognized impairment losses on available-for-sale financial assets in specified circumstances. This amendment applies to annual financial statements for years beginning on or after November 1, 2008. The adoption of this amendment had no impact on the financial statements of the Company.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

3 Short-term investments

a) Allocation of investments by instrument

Short-term investments available for sale	As at February 28, 2010		As at February 28, 2009
	Amortized cost	Carrying value	Amortized cost	Carrying value
	$	$	$	$
Bonds
Federal	3,607,891	3,617,031	-	-
Provincial	1,493,825	1,518,005	1,473,080	1,478,900
Paragovernmental	2,548,658	2,570,096	1,652,963	1,694,080
Municipal	9,945,481	9,962,626	16,558,434	16,650,707
Companies	622,570	639,396	822,572	699,779
Financial institutions	249,626	250,853	536,395	536,844
Other	-	-	6,627	6,627

	18,468,051	18,558,007	21,050,071	21,066,937

Preferred shares of public companies	550,624	573,640	555,824	462,830
Common shares of public companies	1,212,475	1,552,729	1,270,989	832,995
Trust units	2,087,071	2,709,610	3,199,532	2,826,603
Other	19,271	19,271	-	-

Total	22,337,492	23,413,257	26,076,416	25,189,365

Short-term investments held for trading
	As at February 28, 2010		As at February 28, 2009
	Amortized cost	Carrying value	Amortized cost	Carrying value
	$	$	$	$

Convertible debentures *	1,851,566	1,894,992	1,617,081	1,346,694

Warrants of public companies	-	-	1,493,070	-

Total	1,851,566	1,894,992	3,110,151	1,346,694

	24,189,058	25,308,249	29,186,567	26,536,059

(*) These convertible debentures are designated as held for trading.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

b) Allocation of bonds and convertible debentures by maturity date

Bonds maturity	As at February 28, 2010
	Less than	From 1 to	More than
	1 year	5 years	5 years	Total
	$	$	$	$

Amortized cost	12,147,807	6,217,356	102,888	18,468,051
Carrying value	12,204,294	6,246,975	106,738	18,558,007

	As at February 28, 2009
	Less than	From 1 to	More than
	1 year	5 years	5 years	Total
	$	$	$	$

Amortized cost	12,584,197	7,945,504	520,370	21,050,071
Carrying value	12,680,597	7,988,179	398,161	21,066,937

Convertible debentures maturity
	As at February 28, 2010
	Less than	From 1 to	More than
	1 year	5 years	5 years	Total
	$	$	$	$

Amortized cost	49,641	1,747,639	54,286	1,851,566
Carrying value	52,521	1,788,185	54,286	1,894,992

	As at February 28, 2009
	Less than	From 1 to	More than
	1 year	5 years	5 years	Total
	$	$	$	$

Amortized cost	-	1,163,371	453,710	1,617,081
Carrying value	-	985,331	361,363	1,346,694

c) Interest rate
The bonds bear interest at fixed rates ranging from 1.05% to 8.25% (from 1.38% to 8.25% as at February 28, 2009). The convertible debentures bear interest at fixed rates ranging from 5.70% to 10.00% (5.70% to 8.50% as at February 28, 2009).

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

4Tax credits for mining exploration and commodity taxes receivable

	As at	As at
	February 28,	February 28,
	2010	2009
	$	$

Refundable tax credit for resources	1,373,025	3,722,770
Credit on duties refundable for loss	1,722,945	1,461,557
Commodity taxes receivable	166,930	116,723
	3,262,900	5,301,050

5Long-term investments

In August 2007, the Canadian third-party Asset-Backed Commercial Paper ("ABCP") market was hit by a liquidity disruption. Since then, the securities held by the Company have not been traded in an active market.

On August 16, 2007, a group of financial institutions and other parties agreed, pursuant to the Montreal Accord to a standstill period in respect of ABCP sold by 23 conduit issuers. A Pan-Canadian Investors Committee (the "Committee") was subsequently established to oversee the orderly restructuring of these instruments during this standstill period.

On January 21, 2009, the Committee announced that the third-party ABCP restructuring plan had been implemented. Pursuant to the terms of the plan, holders of ABCP had their short-term commercial paper exchanged for longer-term notes whose maturities match those of the assets previously contained in the underlying conduits. As at this date, the Company held a portfolio of $3,800,000 principal amount in non-bank sponsored ABCP.

Also on January 21, 2009, the ABCP held by the Company at that date was exchanged for new securities. The new notes had a par value of $3,768,137, but during the year ended February 28, 2010, the Company received $417,520 in principal repayments on notes that had a carrying value of $133,742 and accounted for a gain of $283,778 (nil for the year ended February 28, 2009), which is presented under caption Gain (loss) on investments designated as held for trading.

As at February 28, 2010, the notes had a par value of $3,350,617 and were detailed as follows:

MAV 2
Class A-1 Synthetic Notes	$789,883
Class A-2 Synthetic Notes	498,716
Class B Synthetic Notes	90,531
Class C Synthetic Notes	42,732
Tracking Notes - Traditional Assets (TA)	64,078
$1,485,940

MAV 3
Tracking Notes - Traditional Assets (TA)	$157,597
Tracking Notes - Ineligible Assets (IA)	1,707,080
$1,864,677

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

The Company also received, during the year, its share of accrued interest on ABCP. An amount of $68,189 ($147,928 for the year ended February 28, 2009) was accounted for as a reduction of the unrealized loss in ABCP, presented under caption Gain (loss) on investments held for trading.

On February 28, 2010, the Company remeasured its new notes at fair value. During this valuation, the Company reviewed its assumptions to factor in new information available at that date, as well as the changes in credit market conditions. The Company gave due consideration, in particular, to new information released by BlackRock Canada Ltd. ("BlackRock"), which was appointed to administer the assets on the plan implementation date. BlackRock issues monthly valuation reports on the value of ABCP supported primarily by subprime assets in the U.S. (IA) and ABCP supported exclusively by traditional securitized assets (TA). The Company’s management measured the fair value of its assets from these two classes using said reports.

Since there is no active market for the other notes, the Company’s management has estimated the fair value of these assets by discounting future cash flows determined using a valuation model that incorporates management’s best estimates based as much as possible on observable market data, such as the credit risk attributable to underlying assets, relevant market interest rates, amounts to be received and maturity dates. The Company also took into account the information released by Dominion Bond Rating Service ("DBRS") on August 11, 2009. DBRS downgraded ABCP supported by synthetic assets or a combination of synthetic and traditional securitized assets of Class A-2 to "BBB-". Prior to this downgrading, this class of ABCP had "A" rating. For the purposes of estimating future cash flows, the Company assigned an average discount rate of 14.1% with an estimated average term of 6.9 years and used an average yield coupon rate of 2.6%.

As at February 28, 2010, the fair value of the notes was estimated at $1,344,666. As a result of this valuation, the Company recognized an unrealized gain on the notes of $550,186 presented under caption Gain (loss) on investments designated as held for trading. For the year ended February 28 2009 the Company recognized an unrealized loss of $169,000 presented under caption Gain (loss) on investments held for trading and an unrealized loss of $63,000 presented under caption Gain (loss) on investments designated as held for trading.

A variation of ±1% in the estimated discount rate would impact the estimated fair value of the Company’s investment in the notes by approximately $82,000 ($74,000 as at February 28, 2009).

In the absence of an active market, the fair value of the new notes is determined using a weighting approach and the foregoing assumptions and is based on the Company’s assessment of market conditions as at February 28, 2010. The reported fair value may change materially in subsequent periods. The Company believes that these differences will not have a material impact on the Company’s financial condition.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

6 Derivative financial instrument

On March 16, 2009, the Company signed a credit agreement with its financial institution (the "Bank") to receive a revolving credit facility of up to $1,487,278, which represents 75% of the par value of the MAV 3 Tracking Notes Ineligible Assets ("Restructured Notes IA") received in exchange for ABCP supported by ineligible assets. In exchange, the Company contracted to a mortgage and a first plan security on Restructured Notes IA. These are held in a security account subject to the Bank securities and held by a trust. The initial maturity of the credit agreement is two years from February 23, 2009.

Under the credit agreement, the Company will have the option, from February 23, 2011, to dispose of Restructuring Notes IA in favour of the Bank in settlement of facility capital due on the revolving credit line for a maximum amount of $1,487,278, regardless the fair value of Restructuring Notes IA at the option exercise date.

The Company's management has estimated the fair value of this option using a valuation model (Black & Scholes) with observable data, if available.

As at March 16, 2009, the fair value of this option was estimated at $1,284,000 and was classified as held for trading in the Company's financial statements.

Following a Restructured Notes IA capital reimbursement made during the current year, the maximal revolving credit was reduced and established to $1,280,310.

As at February 28, 2010, the Company remeasured its option at fair value, which now is at $1,046,210. A gain of $1,046,210 for the year ended February 28, 2010 is presented under caption Gain (loss) on investments held for trading.

A variation of ±1% in the risk-free interest rate would impact the option fair value by approximately $12,000.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

7Financial instruments

Classification

The classification of financial instruments as at February 28, 2010 and as at February 28, 2009 is summarized as follows:

							As at February 28, 2010
							Carrying value	Fair value
						Other
	Held for		Available-		Loans and	financial
	trading		for-sale		receivables	liabilities	Total	Total
	$		$		$	$	$	$
Financial assets
Cash and cash equivalents	16,365,339		-		-	-	16,365,339	16,365,339
Short-term investments	1,894,992	(a)	23,413,257	(b)	-	-	25,308,249	25,308,249
Other amounts receivable	-		-		300,262	-	300,262	300,262
Derivative financial instrument	1,046,210		-		-	-	1,046,210	1,046,210
Long-term investments	1,344,666	(c)	-		-	-	1,344,666	1,344,666
	20,651,207		23,413,257		300,262	-	44,364,726	44,364,726

Financial liabilities
Accounts payable and accrued
liabilities	-		-		-	1,817,508	1,817,508	1,817,508

							As at February 28, 2009
							Carrying value	Fair value
						Other
	Held for		Available-		Loans and	financial
	trading		for-sale		receivables	liabilities	Total	Total
	$		$		$	$	$	$
Financial assets
Cash and cash equivalents	7,633,221		-		-	-	7,633,221	7,633,221
Short-term investments	1,346,694	(d)	25,189,365	(b)	-	-	26,536,059	26,536,059
Other amounts receivable	-		-		134,038	-	134,038	134,038
Long-term investments	1,212,000	(c)	-		-	-	1,212,000	1,212,000
	10,191,915		25,189,365		134,038	-	35,515,318	35,515,318

Financial liabilities
Accounts payable and accrued
liabilities	-		-		-	1,211,983	1,211,983	1,211,983

(a) Convertible debentures designated as held for trading
(b) Bonds, trust units and shares
(c) MAV 2 and MAV 3 notes designated as held for trading
(d) Convertible debentures designated as held for trading and warrants

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Other amounts receivable and accounts payable and accrued liabilities are financial instruments whose carrying value approximates their fair value due to their short-term maturity. Cash and cash equivalents are measured at fair value.

The fair value of available-for-sale short-term investments is established using the bid price on the most beneficial active market for these instruments that is readily available to the Company. When a bid price is not available, the Company uses the closing price of the most recent transaction on such instrument.

The fair value of convertible debentures is established in a manner similar to available-for-sale short-term investments. Since there is no active market for the warrants, the Company determines fair value using a valuation model (Black & Scholes model) with observable data.

The fair value of the long-term investments and the derivative financial instrument was determined using the method described in notes 5 and 6, respectively.

Fair value hierarchy

Financial instruments recorded at fair value on the balance sheet are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

Level 1 – valuation based on quoted prices observed in active markets for identical assets or liabilities.

Level 2 – valuation techniques based on inputs that are quoted prices of similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; inputs other than quoted prices used in a valuation model that are observable for that instrument; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 – valuation techniques with significant unobservable market inputs.

A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

The following table presents the financial instruments recorded at fair value in the balance sheet as at February 28, 2010, classified using the fair value hierarchy described above:

	Level 1	Level 2	Level 3
	$	$	$
Financial assets

Cash and cash equivalents	16,365,339	-	-
Shares and trust units	4,855,250	-	-
Bonds and convertible debentures	-	20,452,999	-
Derivative financial instrument	-	-	1,046,210
Long-term investments	-	-	1,344,666

Total	21,220,589	20,452,999	2,390,876

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Change in the fair value of financial instruments classified in level 3:

	Long-term	Derivative financial
	investments	instrument
	$	$
Fair value as at February 28, 2009	1,212,000	-

Unrealized gain on investments designated as held for trading	550,186	-
Unrealized gain on investments held for trading	-	1,046,210
Principal repayments	(417,520)	-

Fair value as at February 28, 2010	1,344,666	1,046,210

Financial risks

The Company has exposure to various financial risks, such as credit risk, liquidity risk and market risk from its use of financial instruments.

Credit risk

Credit risk associated with short-term investments arises mainly from the possibility that the issuer of securities may be unable to fulfill payment obligations. The Company minimizes its exposure to issuer risk by investing only in products having a high quality investment grade rating It also ensures to achieve a good diversification of its banking investments In addition the Company attempts to minimize its risks by entering into agreements only with Canadian institutions and their subsidiaries. Exposure to these risks is closely monitored and maintained within the limits stated in the investment policy of the Company, which is revised regularly.

Credit risk associated with other amounts receivable arises from the possibility that the Company's partners may not be able to repay their debts. These receivables result from exploration work carried out on projects in partnership with other mining companies. The Company considers that the credit risk related to amounts receivable from such partnerships are minimal, because the Company usually signs agreements with major mining companies.

Liquidity risk

Liquidity risk is the risk that the Company may be unable to fulfill its financial obligations related to financial liabilities. The Company's approach to managing liquidity risk is to ensure that it will have sufficient liquidities to meet liabilities when due. As at February 28, 2010, the Company had a cash balance of $16,365,339 ($7,663,221 as at February 28, 2009) to settle current liabilities of $1,817,508 ($1,211,983 as at February 28, 2009). All of the Company's financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk includes interest rate risk, currency risk and other price risks such as equity risk.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument fluctuate due to changes to market interest rates. The Company's current policy is to invest excess cash principally in bonds and convertible debentures refundable before maturity and/or in interest-bearing accounts of Canadian banks and their subsidiaries.

As at February 28, 2010, the Company's exposure to interest rate risk is summarized as follows:

Short-term investments	Fixed interest rates ranging from 1.05% to 10.0%
Other amounts receivable	Non-interest bearing
Derivative financial instrument	As described in note 6
Long-term investments	As described in note 5
Accounts payable and accrued liabilities	Non-interest bearing

Changes in fair value of available-for-sale bonds are recorded in Other comprehensive income (loss). For the Company’s available-for-sale bonds, a variation of ± 1% of interest rates as at February 28, 2010, would result in an estimated after-tax effect in Other comprehensive income (loss) of $191,000 ($152,000 for the year ended February 28, 2009).

Foreign exchange risk

The Company's functional currency is the Canadian dollar and most of its purchases are made in Canadian dollars. Since April 1, 2009, the Company has received a monthly advance payment of US$100,000 (see note 10). The Company holds foreign currency in a chartered Canadian bank account as at February 28, 2010, but the risk is minimized because the balance of the bank account is not significant for the Company. As a result, the Company's exposure to foreign exchange risk is minimal.

Equity risk

Equity risk is the risk that the fair value of a financial instrument varies due to equity market changes.

Changes in fair value of trust units and available-for-sale shares are recorded in Other comprehensive income (loss). For the Company's trust units and available-for-sale shares, a variation of ± 10 % of the quoted market prices as at February 28, 2010, would result in an estimated after-tax effect in Other comprehensive income (loss) of $420,000 ($350,000 for the year ended February 28, 2009).

Changes in fair value of convertible debentures held for trading are recorded in the Statements of earnings (loss). Changes in fair value of convertible debentures would be more impacted by the stock markets than the interest rate variation. A variation of ± 10% in market prices as at February 28, 2010, would result in a maximal estimated after-tax effect in the Statements of earnings (loss) of $190,000 ($135,000 for the year ended February 28, 2009).

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Other information

As at February 28, 2010, gross unrealized losses on available-for-sale securities totalled $198,730 ($1,321,181 as at February 28, 2009). Of this sum, an amount of $5,980 ($138,146 as at February 28, 2009) is related to bonds and results from changes in market interest rates and not to deterioration in the creditworthiness of issuers. The balance of $192,750 ($1,183,035 as at February 28, 2009) related to common shares, and trust units is mainly explained by fluctuation of prices in the market. The Company has the ability and intent to hold these securities for a period of time sufficient to allow for recovery in fair value. It believes that the gross unrealized losses are temporary in nature.

The total interest income for financial assets that are not classified as held for trading is $544,000 ($778,000 for the year ended February 28, 2009).

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

8Mining properties

					Mining
					properties
					abandoned,
					written off,
					under option or
					sold, credit on
					duties
					refundable for
					loss, refundable	Balance as at
		Undivided	Balance as at	Costs	tax credit for	February 28,
	# Claims	interest	March 1, 2009	incurred	resources	2010
		%	$	$	$	$
Anatacau (note 8a)	207
Acquisition costs		0	46,045	2,880	-	48,925
Exploration costs			602,089	289,150	(130,221)	761,018
			648,134	292,030	(130,221)	809,943

Ashuanipi	417
Acquisition costs		100	153,985	46,320	(121,316)	78,989
Exploration costs			989,324	46,890	(202,042)	834,172
			1,143,309	93,210	(323,358)	913,161

Corvet Est	601
Acquisition costs		50	51,063	10,380	(4,906)	56,537
Exploration costs			1,081,366	151,890	(158,573)	1,074,683
			1,132,429	162,270	(163,479)	1,131,220

Coulon	862
Acquisition costs		100	5,037,616	53,712	(234,407)	4,856,921
Exploration costs			7,323,148	56,835	(648,544)	6,731,439
			12,360,764	110,547	(882,951)	11,588,360

Éléonore Régional	876
Acquisition costs		100	239,100	31,206	-	270,306
Exploration costs			643,764	54,252	(23,029)	674,987
			882,864	85,458	(23,029)	945,293

FCI (note 8g)	412
Acquisition costs		100	97,443	18,720	(3,750)	112,413
Exploration costs			642,305	8,431	(25,137)	625,599
			739,748	27,151	(28,887)	738,012

	(forward)		16,907,248	770,666	(1,551,925)	16,125,989

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

					Mining
					properties
					abandoned,
					written off,
					under option or
					sold, credit on
					duties
					refundable for
					loss, refundable	Balance as at
		Undivided	Balance as at	Costs	tax credit for	February 28,
	# Claims	interest	March 1, 2009	incurred	resources	2010
		%	$	$	$	$

(brought forward)			16,907,248	770,666	(1,551,925)	16,125,989

Lac Gayot (note 8c)	501
Acquisition costs		100	2,190,983	-	(29,620)	2,161,363
Exploration costs			770,942	-	(10,380)	760,562
			2,961,925	-	(40,000)	2,921,925

Lac Pau	715
Acquisition costs		100	73,446	37,343	-	110,789
Exploration costs			156,630	1,157,140	(286,051)	1,027,719
			230,076	1,194,483	(286,051)	1,138,508

La Grande Sud	188
Acquisition costs		100	35,339	12,480	(3,443)	44,376
Exploration costs			24,130	447,906	(76,547)	395,489
			59,469	460,386	(79,990)	439,865

Poste Lemoyne Ext.	446
Acquisition costs		100	1,108,479	45,707	-	1,154,186
Exploration costs			2,868,827	1,558,226	(426,198)	4,000,855
			3,977,306	1,603,933	(426,198)	5,155,041

Wabamisk	768
Acquisition costs		100	228,877	3,300	-	232,177
Exploration costs			794,058	607,602	(184,384)	1,217,276
			1,022,935	610,902	(184,384)	1,449,453

Other
Acquisition costs			1,030,964	81,242	(590,519)	521,687
Exploration costs			884,456	678,837	(376,993)	1,186,300
			1,915,420	760,079	(967,512)	1,707,987
			27,074,379	5,400,449	(3,536,060)	28,938,768

All mining properties are located in the province of Quebec.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

					Mining
					properties
					abandoned,
					written off,
					under option or
					sold, credit on
					duties
					refundable for
					loss, refundable	Balance as at
	# Claims /	Undivided	Balance as at	Costs	tax credit for	February 28,
	# Permits	interest	March 1, 2008	incurred	resources	2009
		%	$	$	$	$
Anatacau	207
Acquisition costs		0	25,345	20,700	-	46,045
Exploration costs			368,841	432,742	(199,494)	602,089
			394,186	453,442	(199,494)	648,134

Ashuanipi	1,339
Acquisition costs		100	150,420	3,565	-	153,985
Exploration costs			109,548	1,157,647	(277,871)	989,324
			259,968	1,161,212	(277,871)	1,143,309

Corvet Est	655
Acquisition costs		50	30,401	25,657	(4,995)	51,063
Exploration costs			972,474	398,082	(289,190)	1,081,366
			1,002,875	423,739	(294,185)	1,132,429

Coulon	3,035
Acquisition costs		100	277,562	4,760,054	-	5,037,616
Exploration costs			2,311,964	6,855,766	(1,844,582)	7,323,148
			2,589,526	11,615,820	(1,844,582)	12,360,764

Éléonore Régional	740
Acquisition costs		100	157,361	81,739	-	239,100
Exploration costs			482,189	299,768	(138,193)	643,764
			639,550	381,507	(138,193)	882,864

FCI	412
Acquisition costs		100	82,462	14,981	-	97,443
Exploration costs			639,410	5,370	(2,475)	642,305
			721,872	20,351	(2,475)	739,748

	(forward)		5,607,977	14,056,071	(2,756,800)	16,907,248

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

					Mining
					properties
					abandoned,
					written off,
					under option or
					sold, credit on
					duties
					refundable for
					loss, refundable	Balance as at
	# Claims /	Undivided	Balance as at	Costs	tax credit for	February 28,
	# Permits	interest	March 1, 2008	incurred	resources	2009
		%	$	$	$	$

(brought forward)			5,607,977	14,056,071	(2,756,800)	16,907,248

Laguiche	1,653
Acquisition costs		100	395,540	43,585	(196,751)	242,374
Exploration costs			249,550	72,746	(162,807)	159,489
			645,090	116,331	(359,558)	401,863

Lac Gayot	609
Acquisition costs	1	100	2,265,920	-	(74,937)	2,190,983
Exploration costs			797,475	(269)	(26,264)	770,942
			3,063,395	(269)	(101,201)	2,961,925

Nichicun	610
Acquisition costs		100	177,228	50,255	(135,434)	92,049
Exploration costs			244,539	19,638	(159,195)	104,982
			421,767	69,893	(294,629)	197,031

Poste Lemoyne Ext.	252
Acquisition costs		100	1,103,304	5,175	-	1,108,479
Exploration costs			1,532,281	2,074,254	(737,708)	2,868,827
			2,635,585	2,079,429	(737,708)	3,977,306

Wabamisk	750
Acquisition costs		100	142,655	86,222	-	228,877
Exploration costs			601,087	358,017	(165,046)	794,058
			743,742	444,239	(165,046)	1,022,935

Other
Acquisition costs			1,009,043	221,695	(425,412)	805,326
Exploration costs			770,118	1,588,960	(1,558,333)	800,745
			1,779,161	1,810,655	(1,983,745)	1,606,071
			14,896,717	18,576,349	(6,398,687)	27,074,379

All mining properties are located in the province of Quebec.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Change in mining properties

	Year ended	Year ended
	February 28,	February 28,
	2010	2009
	$	$

Balance - beginning of year	27,074,379	14,896,717

Costs incurred during the year

Acquisition of mining properties	-	4,750,000
Claims	343,290	563,628
Analyses	400,671	734,949
Drilling	824,227	4,627,792
Geophysics	318,283	1,805,079
Geology	766,921	438,847
Geochemistry	37,768	21,136
Transport	1,179,782	3,158,826
Fees	1,337,405	2,120,464
Accommodation	192,102	355,628
	5,400,449	18,576,349

Mining properties under option	(121,451)	(45,762)
Mining properties abandoned, written off or sold	(1,921,971)	(2,048,536)
Credit on duties refundable for loss and refundable tax credit
for resources	(1,492,638)	(4,304,389)
	(3,536,060)	(6,398,687)

Balance - end of year	28,938,768	27,074,379

a) On April 26, 2007, IAMGOLD Corporation granted the Company the option to acquire a 100% interest in the Anatacau property for a consideration consisting of $25,000 in cash and exploration work totalling $3,000,000 to be carried out no later than December 31, 2012. As at February 28, 2010, the Company made a cash payment of $25,000 and spent $1,406,198 on exploration work.

b) On May 8, 2007, the Company granted Breakwater Resources Ltd. ("Breakwater") the option to acquire a 50% interest in the Trieste property for a consideration consisting of $50,000 in cash and exploration work totalling $1,000,000 no later than May 8, 2011. As at February 28, 2010, Breakwater made a cash payment of $50,000 and spent $630,511 on exploration work. Subsequent to year end, on March 29, 2010, Breakwater terminated the option.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

c) On August 20, 2007, the Company granted Breakwater the option to acquire a 50% interest in the Lac Gayot property for a consideration consisting of $170,000 in cash over a four-year period and exploration work totalling $10,000,000 no later than August 20, 2016. As at February 28, 2010, Breakwater made a cash payment of $75,000 and spent $1,235,447 on exploration work. Subsequent to year end, on March 29, 2010, Breakwater terminated the option.

d) On May 4, 2009, the Company granted MacDonald Mines Exploration Ltd. ("MacDonald") the option to acquire a 50% interest in the Assinica property for a consideration consisting of $130,000 in cash over a three-year period and exploration work totalling $2,500,000 no later than May 4, 2013. As at February 28, 2010, MacDonald made a cash payment of $25,000 and spent $324,083 on exploration work.

e) On May 26, 2009, the Company sold to Agnico-Eagle Mines Ltd. a 100% interest in the 52 claims of the Dieppe property, in exchange for the issuance to the Company of $1,000,000 in common shares of Agnico-Eagle Mines Ltd. The value of the shares received has been reduced by 13% as to consider the four-month period sale restriction. The gain of $850,299 arising from this transaction is presented in the financial statements under caption Gain on sale of mining properties.

f) On May 27, 2009, the Company granted Odyssey Resources Ltd. ("Odyssey") the option to acquire a 50% interest in the Auclair property for a consideration consisting of $150,000 in cash over a three-year period and exploration work totalling $5,000,000 no later than May 27, 2015. As at February 28, 2010, Odyssey made a cash payment of $30,000 and spent $722,378 on exploration work.

g) On May 27, 2009, the Company granted Odyssey the option to acquire a 50% interest in the FCI property for a consideration consisting of $130,000 in cash over a three-year period and exploration work totalling $4,000,000 no later than May 27, 2015. As at February 28, 2010, Odyssey made a cash payment of $25,000 and spent $480,725 on exploration work.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Cost of mining properties abandoned or written off

	Year ended	Year ended	Year ended
	February 28,	February 28,	February 29,
	2010	2009	2008
	$	$	$

Angilbert	-	43,540	-
Ashuanipi	302,146	-	-
Auclair	-	28,567	-
Barbanègre	-	29,746	-
Champdoré	-	76,229	-
Corvet Est	95,027	110,669	-
Coulon	859,604	-	195,167
Gipouloux	-	439,425	-
Hélène	-	-	54,216
Lac Clarkie	-	-	34,972
Lac Fagnant	-	8,852	-
Lac Gayot	-	66,325	-
Lac Nougère	43,656	-	-
LG 3.5	38,435	16,341	-
La Grande Sud	14,157	-	-
Laguiche	309,950	326,022	96,830
Narber	-	85,239	-
Nemiscau	-	-	116,597
Nichicun	-	285,576	-
Noëlla	-	10,357	-
Phoenix	-	158,447	-
Piscau	4,716	59,361	-
Rivière Broadback	-	-	73,068
Rivière Georges	-	15,358	-
Rivière Giard	-	147,817	-
Saganash	224,310	41,789	-
Uranium Sud	-	18,313	9,202
Willbob	226	46,093	22,193
YZW	-	31,677	-
Other	2,306	2,751	9,266

Total *	1,894,533	2,048,494	611,511

* Mining properties are abandoned or written off in whole or in part because of their low discovery potential.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

9Accounts payable and accrued liabilities

	As at February 28,
	2010	2009
	$	$

Companies held by Directors	10,613	11,500
Advances from partners	215,069	664,891
Trades	1,591,826	535,592

	1,817,508	1,211,983

10Deferred royalties

Advance payments on the royalty held by the Company on the Éléonore deposit started on April 1, 2009. These payments are made by Les Mines Opinaca, a subsidiary held 100% by Goldcorp Inc. ("Goldcorp"), paid on the basis of US$100,000 per month up to 50 months, unless the mine production was preceded. In such case, the royalties will be paid according to deposit production.

To secure these advance payments, Goldcorp granted the Company a US$5 million immovable hypothec on the Éléonore property.

The Company will recognize the income of these advance payments once the Éléonore mine goes into commercial production, because the first production royalties will be paid out of advance payments received by the Company. The production period represents the performance period over which the earnings process will be completed.

Should the Éléonore mine not be brought to production, the Company will consider the advance payments as revenues.

11Share capital

Authorized
Unlimited number of common shares, voting and participating, without par value
Issued and fully paid

The number of shares in share capital changed as follows:

	Year ended February 28, 2010	Year ended February 28, 2009	Year ended February 29, 2008

Balance - beginning of year	29,201,776	27,005,110	26,425,698

Warrants exercised	-	-	484,162
Stock options exercised	153,700	30,000	80,250
Acquisition of a mining property	-	1,666,666	15,000
Issuance of flow-through shares for a cash consideration (a)	443,916	500,000	-

Balance - end of year	29,799,392	29,201,776	27,005,110

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

(a) On November 19, 2009 and on December 10, 2009, the Company completed a private placement of 443,916 flow-through common shares at a price of $8.67 per share for gross proceeds of $3,848,752. Issue expenses of $313,158 were incurred, including the issuance of 26,635 warrants entitling the holder to subscribe for one common share of the Company at a price of $6.58 until November 19, 2011 and December 10, 2011. A fair value of $36,051 has been assigned to the warrants.

12Warrants

The following table presents the warrant activity since March 1, 2007 and summarizes information about outstanding and exercisable warrants as at February 28, 2010:

	Year ended		Year ended		Year ended
	February 28, 2010		February 28, 2009		February 29, 2008
		Weighted		Weighted		Weighted
		average		average		average
	Number	exercise price	Number	exercise price	Number	exercise price
		$		$		$

Outstanding - beginning of year	25,000	9.00	-	-	484,162	5.84
Granted	26,635	6.58	25,000	9.00	-	-
Exercised	-	-	-	-	(484,162)	5.84
Expired	(25,000)	9.00	-	-	-	-
Outstanding and exercisable -
end of year	26,635	6.58	25,000	9.00	-	-

The fair value of warrants granted has been estimated using the Black & Sholes valuation model with the following assumptions:

	Year ended	Year ended
	February 28,	February 28,
	2010	2009

Risk-free interest rate	1.40%	2.78%
Expected volatility	59%	53%
Dividend yield	Nil	Nil
Weighted average expected life	24 months	18 months
Weighted average fair value of warrants granted	$1.354	$1.079

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

13Stock options

On March 24, 2006, the Company established a new stock option plan (the "plan") under which certain key employees, officers, directors and suppliers may be granted stock options of the Company. The number of stock options cannot exceed, at any time, 10% of the number of outstanding shares. Options vest immediately, except for 50,000 options granted to an officer during the year ended on February 28, 2009, which vested on June 16, 2009 and December 16, 2009, and are exercisable over a maximum period of ten years following the grant date.

At the next shareholders' meeting, the Company's shareholders will be asked to approve and authorize all unallocated options issuable under the plan until June 29, 2013.

The following table presents the stock option activity since March 1, 2007 and summarizes information about stock options outstanding and exercisable as at February 28, 2010:

	Year ended		Year ended		Year ended
	February 28, 2010		February 28, 2009		February 29, 2008
		Weighted		Weighted		Weighted
		average		average		average
	Number	exercise price	Number	exercise price	Number	exercise price
		$		$		$

Outstanding - beginning of year	1,701,500	4.80	1,367,000	4.80	1,086,500	4.18
Granted	-	-	492,000	4.81	361,750	6.53
Exercised	(153,700)	3.82	(30,000)	4.11	(80,250)	4.39
Cancelled	(60,000)	6.38	(127,500)	4.87	(1,000)	6.30

Outstanding - end of year	1,487,800	4.84	1,701,500	4.80	1,367,000	4.80

Exercisable - end of year	1,487,800	4.84	1,651,500	4.76	1,367,000	4.80

The following table summarizes information about stock options outstanding and exercisable as at February 28, 2010:

Options outstanding and exercisable
			Weighted
			average
Range of exercise		Weighted average	exercise
prices	Number	remaining contractual life	price
		(years)	$

$3.21 to $4.44	952,050	6.47	4.10
$5.22 to $7.08	535,750	7.88	6.15

The fair value of stock options granted has been estimated using the Black & Scholes model with the following assumptions:

	Year ended February 28,	Year ended February 29,
	2009	2008

Risk-free interest rate	2.92%	4.00%
Expected volatility	56%	53%
Dividend yield	Nil	Nil
Weighted average expected life	64 months	72 months
Weighted average fair value of options granted	$2.334	$3.524

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

14Cash flows

a) Net change in non-cash working capital items

	Year ended	Year ended	Year ended
	February 28,	February 28,	February 29,
	2010	2009	2008
	$	$	$
Tax credits for mining exploration and commodity
taxes receivable	(50,207)	654,495	(573,934)
Other amounts receivable	(166,224)	46,438	7,497
Prepaid expenses	13,868	54,837	(31,549)
Accounts payable and accrued liabilities	(259,430)	(1,566,342)	(364,360)
	(461,993)	(810,572)	(962,346)

b) Items not affecting cash and cash equivalents related to financing and investing activities, and interest received

	Year ended February 28,	Year ended February 28,	Year ended February 29,

	2010	2009	2008
	$	$	$

Credit on duties refundable for loss and refundable tax credit
related to exploration costs applied against mining properties	3,095,970	5,184,327	6,060,655
Acquisition of mining properties included in accounts payable
and accrued liabilities	1,137,272	272,317	1,289,354
Stock options exercised and included in share capital	414,715	80,753	219,847
Warrants exercised and included in share capital	-	-	261,114
Warrants granted and included in issue expenses	36,051	26,962	-
Warrants expired and included in contributed surplus	26,962	-	-
Stock options cancelled and included in contributed surplus	207,949	112,557	3,453
Share issue expenses resulting from the renunciation of tax deductions
included in share capital	1,035,314	1,135,530	-
Mining properties sold in consideration of short-term investments	889,255	11,500	6,389,046
Acquisition of mining property in consideration of the issuance of shares	-	4,750,000	99,000
Mining properties optioned in consideration of short-term investments	-	-	15,000
Acquisitions of property, plant and equipment included in accounts
payable and accrued liabilities	-	-	99,913

Interest received	778,475	1,345,971	1,500,479

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

c) Cash and cash equivalents
	As at	As at	As at
	February 28,	February 28,	February 29,
	2010	2009	2008
	$	$	$

Cash	16,365,339	7,633,221	8,270,345
Cash equivalents	-	-	394,909
	16,365,339	7,633,221	8,665,254

15Related party transactions

The Company entered into the following transactions with companies owned by directors:

	Year ended	Year ended	Year ended
	February 28,	February 28,	February 29,
	2010	2009	2008
	$	$	$

Expenses capitalized in mining properties	-	-	818,373
Management fees	-	-	300,000
Rent, office expenses and other	214,582	257,123	706,052
General exploration costs	-	-	201,582
	214,582	257,123	2,026,007

These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

16Future income taxes

The reconciliation of income taxes, calculated using the combined federal and Quebec provincial statutory tax rates, to income taxes presented in the financial statements is detailed as follows:

	Year ended	Year ended	Year ended
	February 28,	February 28,	February 29,
	2010	2009	2008
	$	$	$

Earnings (loss) before income taxes	543,039	(4,357,203)	(239,740)

Combined federal and provincial income tax rates of
30.73% (30.90% as at February 28, 2009 and 31.92% as at
February 29, 2008)	(167,000)	1,346,000	77,000

Non-taxable credit on duties refundable for loss	80,000	221,000	239,000

Non-deductible stock-based compensation	(54,000)	(304,000)	(417,000)

Share issue expenses not affecting earnings	85,000	103,000	-

Non-taxable portion of capital gain (loss)	(727,000)	46,000	333,000

Non-deductible writedown and unrealized gain (loss) on investments	220,000	(297,000)	(1,215,000)

Non-taxable revenue	26,000	14,000	23,000

Change in enacted tax rates	222,000	-	(220,000)

Difference between statutory and future tax rates	326,000	73,000	264,000

Other	(47,996)	(28,847)	54,986

Change in valuation allowance	1,217,000	(424,000)	715,000

Future income taxes	1,180,004	749,153	(146,014)

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

The significant components of future income tax assets and liabilities are detailed as follows:

	As at	As at	As at
	February 28,	February 28,	February 29,
	2010	2009	2008
	$	$	$
Future income tax assets
Short-term investments	-	1,191,000	453,000
Mining properties	808,000	1,538,000	1,938,000
Long-term investments	274,000	404,000	384,000
Capital losses	649,000	-	-
Deferred royalties	327,000	-	-
Share issue expenses	115,000	75,000	4,000
Other	12,000	1,000	6,000
	2,185,000	3,209,000	2,785,000

Future income tax liabilities
Short-term investments	(52,000)	-	-
Derivative financial instrument	(141,000)	-	-
	(193,000)	-	-

Net future income tax assets	1,992,000	3,209,000	2,785,000

Valuation allowance	(1,992,000)	(3,209,000)	(2,785,000)
	-	-	-

As at February 28, 2010, the non-refundable federal tax credits and non-refundable provincial tax credits for resources were as follows:

Expiry Date	Federal	Expiry Date	Provincial
	$		$
2027	234,114	2017	249,391
2028	625,925	2018	545,564
2029	533,078
2030	220,782

These credits can be used up to the amount of income taxes payable for those years. These credits are not recognized because the Company considered that is not more likely than not that the credits will be realized.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

17Earnings per share

For the years ended February 28, 2009 and February 29, 2008, there was no difference between the basic and diluted loss per share since the dilutive effect of stock options and warrants was not included in the calculation; otherwise, the effect would have been anti-dilutive. Accordingly, the diluted loss per share for these years was calculated using the basic weighted average number of shares outstanding.

	Year ended	Year ended	Year ended
	February 28,	February 28,	February 29,
	2010	2009	2008
	$	$	$

Basic weighted average number of shares outstanding	29,375,480	27,753,181	26,610,238
Warrants	-	-	33,232
Stock options	104,573	105,572	384,848

Diluted weighted average number of shares outstanding	29,480,053	27,858,753	27,028,318

Items excluded from the calculation of diluted
earnings per share because the exercise price was greater
than the average quoted value of the common shares
Warrants	26,635	25,000	-
Stock options	535,750	592,250	182,750

18Capital management

The Company considers the items included in shareholders' equity as capital components.

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition and exploration of mining properties. Given that the Company is in the mineral exploration business, the Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company's management to sustain future development of the business.

In management's opinion, the working capital as at February 28, 2010 will cover current expenditures and exploration fees in the coming year.

The mining properties in which the Company currently has an interest are in the exploration stage. Since the Company has enough cash and cash equivalents, it is not dependent on external financing to fund its activities. Furthermore, the Company can rely on its partnership agreements, credit on duties refundable for loss, refundable tax credit for resources, its return on short-term investments and on the advance payments on the royalty on Éléonore property as sources of capital.

The transactions which had an effect on shareholders' equity are presented in share capital (see note 11).

The Company is not subject to externally imposed capital requirements or other external requirements.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

19Commitments

The Company is committed to incurring exploration expenses of $3,848,752 by December 31, 2010 and transferring these expenditures to the subscribers of its flow-through share underwriting completed on November 19, 2009 and December 10, 2009. As at February 28, 2010, the Company spent $1,876,718 according to this commitment and renounced the tax benefit of these issues to its subscribers in January 2010.

The Company has signed various exploration cost contracts and is committed to paying approximately $600,000 in the next 12 months.

The Company has a rental lease for its administrative office with a company held by a director. The rental lease has a term of five years beginning on August 1, 2008 and ending on July 31, 2013. The annual cost is $99,200 and will be subject to an annual raise according to the consumer price index.

20Subsequent event

On April 26, 2010, the Company has entered into agreement for a private placement of 200,000 flow-through common shares at a price of $12.50 per share for gross proceeds of $2,500,000. Proceeds from the offering will be used to fund exploration work on the Company's numerous projects.

21Comparative figures

Certain comparative figures have been reclassified in note 16 - Future income taxes to conform with the current year presentation

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

22United States generally accepted accounting principles

The financial statements have been prepared in accordance with Canadian GAAP which differ, in certain respects, from U.S. GAAP as it relates to the Company.

The following disclosures summarize the principal measurement differences between Canadian and U.S. GAAP.

a) Mining properties - Exploration costs

Under U.S. GAAP, the exploration costs related to unproven mineral reserves properties are expensed in the year in which they are incurred and are presented in the operating activities in the statement of cash flows.

Under Canadian GAAP, the exploration costs incurred are capitalized until the property is sold, impaired or abandoned and are presented in the investing activities in the statement of cash flows.

b) Flow-through shares

Canadian tax legislation allows a company to issue flow-through shares when the company agrees to incur qualifying expenditures in accordance with the Income Tax Act and to renounce the related tax deductions in favour of investors who acquire these shares.

In accordance with Canadian GAAP, upon issuance of flow-through shares, funds received are recorded as share capital. When qualifying expenditures are renounced, share capital is reduced by the amount of the tax benefits renounced in favour of investors.

Under U.S. GAAP, the premium or discount related to the price of flow-through shares, any, is accounted for separately. When the company renounces to qualifying expenditures, the related premium or discount is recognized through a reversal of the tax provision, and future income tax liabilities are adjusted by the same amount through a charge to income.

In addition, under U.S. GAAP, amounts received upon the issuance of flow-through shares and not spent on exploration costs are presented separately as exploration funds. Exploration funds must be excluded from cash in the statement of cash flows and presented in financing activities.

c) Future income taxes

Under Canadian GAAP, tax benefits arising from previously unrecognized loss carry-forwards, which were recognized subsequent to the recording of accumulated unrealized gains on available-for-sale financial assets in other comprehensive income, should be recognized in net earnings.

Under U.S. GAAP, tax benefits arising from accumulated unrealized gains are recognized in other comprehensive income.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

New accounting standards

ASC Topic 855, Subsequent Events ("Topic 855")
In May 2009, the Financial Accounting Standards Board ("FASB") issued guidance now codified as Topic 855, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The FASB subsequently amended this guidance to address certain implementation issues, including (1) eliminating the requirement for Securities and Exchange Commission ("SEC") filers to disclose the date through which it has evaluated subsequent events, (2) clarifying the period through which conduit bond obligors must evaluate subsequent events, and (3) refining the scope of the disclosure requirements for reissued financial statements. The adoption of this Topic did not have a material impact on the Company's financial statements and disclosures.

ASC Topic 825, Financial Instruments ("Topic 825")
In April 2009, the FASB issued guidance now codified as Topic 825, which requires disclosures about fair value of financial instruments for annual and interim reporting periods of publicly traded companies and requires those disclosures in summarized financial information at interim reporting periods. The adoption of this Topic did not have a material impact on the Company's financial statements and disclosures.

ASC Topic 105, Generally Accepted Accounting Principles ("Topic 105")
In June 2009, the FASB issued guidance now codified as Topic 105, as the single source of authoritative nongovernmental U.S. GAAP. Topic 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the Accounting Standards Codification ("ASC") will be considered non-authoritative. These provisions of Topic 105 are effective for interim and annual periods ending after September 15, 2009 and, accordingly, are effective for the Company for the current fiscal reporting period. The adoption of this Topic did not have an impact on the Company’s financial statements, but has and will continue to impact our financial reporting process by eliminating all references to pre-codification standards. On the effective date of Topic 105, the ASC superseded all then-existing non-SEC accounting and reporting standards, and all other non-grandfathered non-SEC accounting literature not included in the ASC became non-authoritative.

ASC Topic 820, Fair value Measurement ("Topic 820")
In April 2009, the FASB issued guidance now codified as Topic 820, which provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. Topic 820 also includes guidance on identifying circumstances that indicate a transaction is not orderly. Topic 820 is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009, while earlier adoption for periods ending before March 15, 2009, is not permitted. The adoption of this Topic did not have a material impact on the Company's financial statements and disclosures.

ASC Topic 320, Recognition and presentation of other than temporary impairments related to debt securities ("Topic 320")
In April 2009, the FASB issued Topic 320, which amends the other-than-temporary impairment guidance in GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. Topic 320 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. Topic 320 shall be effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009, is not permitted. Topic 320 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, Topic 320 requires comparative disclosures only for periods ending after initial adoption. The adoption of this Topic did not have a material impact on the Company's financial statements and disclosures.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Reconciliation of net earnings (net loss) to conform with U.S. GAAP

	Year ended February 28,	Year ended February 28,	Year ended February 29,
	2010	2009	2008
	$	$	$

Net earnings (net loss) in accordance with Canadian GAAP	1,723,043	(3,608,050)	(385,754)
Mining properties (a)	(2,509,060)	(7,701,563)	(4,284,712)
Tax effect of flow-through shares (b)	494,796	374,470	-
Future income taxes (c)	(144,690)	386,377	146,014

Net loss in accordance with U.S. GAAP	(435,911)	(10,548,766)	(4,524,452)

Total basic and diluted net loss per share in accordance
with U.S. GAAP	(0.015)	(0.380)	(0.170)

Balance sheet items, adjusted to conform with U.S. GAAP

	As at February 28, 2010
	Canadian GAAP		Adjustments	U.S. GAAP
	$		$	$

Cash and cash equivalents	16,365,339	(b)	(1,972,034)	14,393,305
Exploration funds	-	(b)	1,972,034	1,972,034
Mining properties	28,938,768	(a)	(19,290,099)	9,648,669
Shareholders' equity	73,702,941	(a)	(19,290,099)	54,412,842

	As at February 28, 2009
	Canadian GAAP		Adjustments	U.S. GAAP
	$		$	$

Mining properties	27,074,379	(a)	(16,781,039)	10,293,340
Shareholders' equity	66,875,100	(a)	(16,781,039)	50,094,061

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Statements of cash flows under U.S. GAAP

	Year ended	Year ended	Year ended
	February 28,	February 28,	February 29,
	2010	2009	2008
	$	$	$

Cash flows used in operating activities (a)	(822,628)	(9,557,752)	(1,633,304)

Cash flows from financing activities (b)	2,186,798	4,289,455	3,177,328

Cash flows from investing activities (a)	5,395,914	4,236,264	981,687

Net change in cash and cash equivalents	6,760,084	(1,032,033)	2,525,711

Cash and cash equivalents - Beginning of year	7,633,221	8,665,254	6,139,543

Cash and cash equivalents - End of year	14,393,305	7,633,221	8,665,254